For Immediate Release

Colombia Clean Power & Fuels, Inc. Announces First Closing in $30 Million Preferred Financing Round

SAN RAFAEL, CALIFORNIA. June 3, 2011 – Colombia Clean Power & Fuels, Inc. (OTCBB: CCPF.OB, “CCPF”) announced today that it has completed the first closing of US$22 million as part of its current financing round of up to US$30 million in Series A Convertible Preferred Stock. The Series A Preferred Stock pays a 9% dividend and is convertible into Common Stock at $2.00 per share.  The Company intends to use the net proceeds of the Offering to acquire additional metallurgical coal concessions in Colombia and implement its business strategy to develop and operate coal mining, processing, and marketing operations in Colombia. A second and final closing of the Series A Preferred financing on the same terms is anticipated within two weeks.

James Flores, the Company’s Chief Financial Officer, stated, “With this first closing and the anticipated additional proceeds upon the completion of the offering, we believe the Company is well-positioned financially to execute our business strategy, and more specifically to pursue additional opportunities for coal resource acquisitions while we accelerate our drilling and exploration program to prove our metallurgical coal resources. We have made substantial progress over the past year in all aspects of our corporate development and we believe we are on pace to achieve our operational objectives in the coming 12 months.”

To date, the Company has acquired six coal mining concessions covering over 10,000 hectares (over 25,000 acres) with an estimated 150 million tons of coal and is actively negotiating additional acquisitions.   The Company is continuing its exploration activities, having already completed 17 boreholes on multiple properties.  In addition, the Company is in the process of finalizing a feasibility study for its initial coal coking facility, which it anticipates developing over the next 18 months.

“It is our goal to become a leading producer of high quality metallurgical coal and coke products in Colombia,” said Company CEO, Edward P. Mooney. “Along with funding our near-term acquisition strategy, this financing will further our mine and facilities development efforts, including developing associated environmental studies and the hiring of additional staff on our operating and technical management teams.”

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Colombia Clean Power & Fuels
Press Release – June 3, 2011
First Closing on $30MM Preferred Offering

The securities offered in this non-public offering will not be and have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Colombia Clean Power & Fuels, Inc.

Colombia Clean Power & Fuels, Inc. (OTCBB: CCPF.OB) is developing coal mining, coal coking and clean coal technology operations in the Republic of Colombia.  The Company plans to build mines to produce both metallurgical coal and thermal coal and implement advanced coal technologies, such as coal gasification and coal-to-liquids, to produce metallurgical coke, urea, liquid fuels, power and other clean energy solutions.  Colombia is the world’s tenth largest producer and fourth largest exporter of coal, with an estimated 7 billion metric tons (“MT”) of recoverable reserves and 17 billion MT of potential reserves.

The Company’s current operations are focused on coal exploration and development activities. The Company has retained leading engineering and geological services firms in the U.S. and Colombia to conduct exploration work in selected concessions acquired to date and others under consideration for acquisition by the Company.  The Company’s team of executives, advisors and partners is comprised of experienced entrepreneurs and business professionals in the U.S., Colombia and China that have a breadth of experience in coal mining and clean coal technologies as well as substantial industry relationships.

For more information, visit www.ColombiaCleanPower.com

This release contains forward-looking statements regarding Colombia Clean Power & Fuels future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of business development efforts, exploration efforts and the timeliness of development activities, fluctuations in coal and energy prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control.  Colombia Clean Power & Fuels undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact: Daniel Carlson
Email:  dcarlson@colombiacleanpower.com
Telephone +1 (415) 460-1165
www.ColombiaCleanPower.com
SOURCE: Colombia Clean Power & Fuels, Inc.